Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Kelly Ford (425) 951-1284

SONOSITE ANNOUNCES MANAGEMENT CHANGE:
JENS QUISTGAARD LEAVING TO BECOME CEO OF
START-UP COMPANY; BLAKE LITTLE NAMED SENIOR
ENGINEERING OFFICER

BOTHELL, WA, July 30, 2002 – SonoSite, Inc. (Nasdaq: SONO) today announced that, effective August 5, Jens U. Quistgaard, Ph.D., SonoSite’s chief product and strategy officer, will leave the Company to become the president and chief executive officer of LipoSonix, Inc., a private company based in the Seattle area. LipoSonix is developing medical devices for cosmetic surgery applications and is not a SonoSite competitor.

“Jens has been with SonoSite since the beginning when we were the Handheld Systems Business Group at ATL Ultrasound five years ago,” said Kevin M. Goodwin, SonoSite’s president and CEO. “Under his leadership, our product development and marketing groups have delivered ground-breaking products and strong market progress. Jens deserves an opportunity like this, and we wish him the best.

“Blake Little, vice president of engineering, will become the Company’s senior engineering officer and technology spokesperson,” Goodwin continued. “Blake has been instrumental in the development and release of all of SonoSite’s products, including our newest product line that we will be launching in the next several weeks. Blake will continue to oversee engineering operations for the Company, and will report directly to me, as will Juin-Jet Hwang, Ph.D., our chief technology officer. With Blake and Juin-Jet – both with SonoSite since the beginning – we are fortunate to have a strong engineering management team, and we are well-positioned to maintain our leadership advantage.”

“When we began this enterprise, we had a vision of an ‘ultrasonic stethoscope,’” said Jens Quistgaard, Ph.D. “It has been gratifying to work with such a talented group of people to bring this vision to fruition with SonoSite’s upcoming new product platform. Now I am moving on to new challenges as the CEO of LipoSonix, which will give me a great opportunity to expand my abilities and take on a larger leadership role.”

SonoSite, Inc. (www.sonosite.com), headquartered in Bothell, WA, is creating and leading the point-of-care hand-carried ultrasound market. By working to develop products that maximize ultrasound image performance while simultaneously minimizing product size, SonoSite is creating new markets and removing barriers to the use of ultrasound across medicine. With over 7,500 units sold worldwide since 1999, SonoSite products have become known for exceptional durability with a high design value. The Company is dedicated to putting the power of its technology into the hands of trained physicians, allowing them to take high quality quick looks inside the body for faster, better-informed clinical decisions that can enable treatment and improve patient outcomes.